Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CONVERSION OF $15M OF DEBT CONDITIONALLY AGREED
May 11, 2007 — Guernsey, British Isles — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX: CNR) ) today announced that it has reached agreement in principle with certain of its noteholders to convert an aggregate of $15 million of its convertible debt into a portion of CanArgo’s shares in its subsidiary, Tethys Petroleum Limited (“TPL”). The conversion is subject to and conditional on the finalisation of appropriate documentation and obtaining any necessary regulatory approvals.
Pursuant to the agreement, certain of the holders of CanArgo’s senior secured notes due July 25, 2009 (“Senior Noteholders”) have agreed in principle to convert $10 million in aggregate of the outstanding principle amount of their notes into 4 million ordinary shares with a nominal value of $0.10 each (following the recent share consolidation) in the capital of TPL (“TPL Shares”). In addition, Persistency, one of the holders of CanArgo’s senior subordinated notes due September 1, 2009, have agreed in principle to convert $5 million of their notes into 2 million TPL Shares. The 6 million TPL Shares to be issued in total to the converting noteholders will be satisfied by the transfer by CanArgo’s subsidiary CanArgo Limited of a portion of its existing shareholding in TPL. Following the completion of the conversion, CanArgo’s long-term debt will be reduced by $15 million and CanArgo’s residual holding in TPL will be 8 million TPL Shares which represents approximately 29.7% of the current outstanding share capital of TPL following the recent transactions.
As part of this transaction, the converting Senior Noteholders will be issued with warrants to purchase approximately 11.1 million shares of CanArgo common stock at an exercise price of $0.90 per share and Persistency will be issued with warrants to purchase 5 million shares of CanArgo common stock at an exercise price of $1.00 per share.
CanArgo also announced that TPL has today filed a prospectus with Canadian securities regulatory authorities in respect of an initial public offering of TPL’s ordinary shares as well as a possible sale by CanArgo of a portion of its interest in TPL. Completion of the offering is subject to regulatory approval. Jennings Capital Inc. will act as lead agent in respect of the offering.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel:     +1 617 669 1841
Fax:     +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206